CONTACT:	-OR-	INVESTOR RELATIONS:
Bluegreen Corporation		The Equity Group Inc.
Tony Puleo		Devin Sullivan
Chief Financial Officer		Senior Vice President
(561) 912-8270		(212) 836-9608
tony.puleo@bluegreencorp.com		dsullivan@equityny.com

FOR IMMEDIATE RELEASE

BLUEGREEN CORPORATION REPORTS 2011 THIRD QUARTER FINANCIAL RESULTS

Overview

•	Bluegreen Resorts (“Resorts”) system-wide sales of VOIs, including sales made on behalf of third parties, were $91.0 million.

•	Total fee-based service revenues (including sales and marketing commissions, resort management services, title and other services) rose 30% to $42.3 million for Q3 2011 from $32.6 million for Q3 2010.

•	Income from continuing operations attributable to Bluegreen shareholders rose to $9.7 million, or $0.30 per diluted share, from a loss of $0.6 million, or $0.02 per diluted share, in Q3 2010.

ᴑ	Q3 2010 included a significant non-cash charge associated with increased reserve for loan losses on VOI notes receivable generated prior to December 15, 2008.

•	Net income in Q3 2011 was $7.1 million, or $0.22 per diluted share, which included a loss from discontinued operations of $2.6 million, or $0.08 per diluted share, compared to a net loss in Q3 2010 of $16.7 million, or $0.54 per diluted share, which included a loss from discontinued operations of $16.1 million, or $0.52 per diluted share.

•	Cash flow from operating and investing activities (“Free Cash Flow”) of $116.7 million for the nine-months ended September 30, 2011.

•	Unrestricted cash and cash equivalents at September 30, 2011 of $70.4 million.

Boca Raton, Fla. – November 14, 2011 – Bluegreen Corporation (NYSE: BXG), a leading timeshare sales, marketing and resort management company, today announced financial results for the three and nine months ended September 30, 2011.

John M. Maloney Jr., President and Chief Executive Officer of Bluegreen, commented, “We believe that our results from continuing operations for the third quarter of 2011 validate our strategy of utilizing our core product, the points-based Bluegreen Vacation Club, as a platform to support three potential sources of revenue: our traditional timeshare (VOI) business; a growing fee-based services business; and a finance business. During the third quarter, we increased system-wide sales, generated higher income from continuing operations than in the comparable 2010 period, and produced Free Cash Flow of $41.1 million. During Q3 2011, fee-based services contributed 81% of total Resorts operating profit. Additionally, during the nine months ended September 30, 2011 we reduced our debt by more $100 million from December 31, 2010. We believe that our business model continues to move toward our goal of growing our fee-based services business, which has low capital requirements and which generates significant Free Cash Flow.”

Additional operating highlights included:

•	In connection with its fee-based services business, Resorts sold $34.0 million of third-party VOI inventory in Q3 2011, generating sales and marketing commissions of approximately $23.5 million and contributing an estimated $6.2 million to Resorts operating profit. This compares to sales of $22.1 million of third-party VOI inventory, which generated sales and marketing commissions of $15.1 million and contributed an estimated $4.7 million to Resorts operating profit in Q3 2010. In Q3 2011, Bluegreen provided sales and marketing services to 7 resorts under fee-based service arrangements, as compared to 5 such arrangements during Q3 2010;

•	Total revenues from fee-based services rose 30% to $42.3 million in Q3 2011. As of September 30, 2011, Bluegreen managed 45 timeshare resort properties and hotels compared to 43 as of September 30, 2010;

•	Cash received from Resorts sales - either at closing or within 30 days of closing and including down payments received on financed sales - represented 55% of Resorts sales for the first nine months of 2011;

•	Debt-to-equity (recourse and non-recourse) declined to 2.32:1 at September 30, 2011 from 2.58:1 at December 31, 2010. Debt-to-equity (recourse only) declined to 1.08:1 at September 30, 2011 from 1.22:1 at December 31, 2010;

•	In September 2011, Bluegreen entered into a $30.0 million revolving timeshare receivables hypothecation facility with CapitalSource Bank; and

•	In October 2011, Bluegreen amended, restated, and extended by one year its existing timeshare receivables purchase facility with BB&T. The amended revolving facility allows for maximum outstanding borrowings of $50.0 million. As of September 30, 2011, $20.6 million was outstanding under this facilty.

Income from continuing operations attributable to Bluegreen shareholders (defined as income from continuing operations less net income attributable to non-controlling interest) rose to $9.7 million, or $0.30 per diluted share, compared to a loss of $0.6 million, or $0.02 per diluted share in Q3 2010. Income from continuing operations for Q3 2010 included a non-cash charge of $24.5 million to increase the reserve for loan losses on VOI notes receivable generated prior to December 15, 2008 (the date Bluegreen implemented credit underwriting standards), partially offset by a related $8.7 million non-cash reduction of cost of sales.

As previously disclosed, Bluegreen’s Board of Directors made a determination during June 2011 to seek to sell Bluegreen Communities or all or substantially all of its assets. As a consequence, Bluegreen Communities is accounted for as a discontinued operation for all periods in the accompanying consolidated financial statements. On October 12, 2011, the Company entered into a Purchase and Sale Agreement (the “Agreement”) with a third-party (the “Buyer”), providing for the sale of substantially all of the assets that comprise Bluegreen Communities for a purchase price of i) $31.5 million in cash, and ii) a cash amount equal to 20% of the net proceeds (as calculated in accordance with the terms of the Agreement) the Buyer receives upon its sale, if any, of two specified parcels of real estate to be purchased by the Buyer under the Agreement. The Buyer has advised Bluegreen that they need to obtain debt and/or equity financing in order to close the transaction, but obtaining such financing is not a Buyer condition of closing. There can be no assurance that the transaction will be consummated on the contemplated terms, including the contemplated time frame, or at all. Additional information regarding this proposed transaction is available in Bluegreen’s filings with the Securities and Exchange Commission.

The loss from discontinued operations, net of income taxes, for Q3 2011 was $2.6 million, or $0.08 per diluted share, compared to a loss of $16.1 million, or $0.52 per diluted share, in Q3 2010. The loss from discontinued operations for Q3 2010 included non-cash pre-tax inventory impairment charges of $20.8 million.

As a result of the above-referenced items, net income for Q3 2011 was $7.1 million, or $0.22 per diluted share, as compared to a net loss of $16.7 million, or $0.54 per diluted share, in Q3 2010.

BLUEGREEN RESORTS

Supplemental Financial Data and Reconciliation of System-Wide Sales of VOIs to GAAP Gross Sales of VOIs

Three and Nine Months Ended September 30, 2011 and September 30, 2010

(In 000’s, except percentages) (unaudited)

	Three Months Ended September 30, 2011				Three Months Ended September 30, 2010
	Traditional Timeshare Business	Fee-Based Services Business	Total	% of System-wide sales of VOIs, net(6)	Traditional Timeshare Business	Fee-Based Services Business	Total	% of System-wide sales of VOIs, net(6)
System-wide sales of VOI’s (1)	$56,993	$33,983	$90,976		$67,383	$22,090	$89,473
Change in sales deferred under timeshare accounting rules	(335)	—	(335)		4,854	—	4,854
System-wide sales of VOIs, net (1)	56,658	33,983	90,641	100%	72,237	22,090	94,327	100%
Less: Sales of third-party VOIs	—	(33,983)	(33,983)	(37)	—	(22,090)	(22,090)	(23)
Gross sales of VOIs	56,658	—	56,658	63	72,237	—	72,237	77
Estimated uncollectible VOI notes receivable (2)	(10,770)	—	(10,770)	(19)	(33,448)	—	(33,448)	(46)
Sales of VOIs	45,888	—	45,888	51	38,789	—	38,789	41
Cost of VOIs sold (3)	(11,349)	—	(11,349)	(25)	(13,696)	—	(13,696)	(35)
Gross profit (3)	34,539	—	34,539	75	25,093	—	25,093	65
Fee-based sales commission revenue	—	23,460	23,460	26	—	15,148	15,148	16
Other resort fee-based services revenues	—	18,838	18,838	21	—	17,476	17,476	19
Cost of other resort fee-based services	—	(10,550)	(10,550)	(12)	—	(9,255)	(9,255)	(10)
Net carrying cost of VOI inventory	(2,362)	—	(2,362)	(3)	(2,329)	—	(2,329)	(2)
Selling and marketing expense (4)	(25,462)	(15,272)	(40,734)	(45)	(30,263)	(9,255)	(39,518)	(42)
Resorts G & A expense (4)	(3,334)	(2,000)	(5,334)	(6)	(3,818)	(1,167)	(4,985)	(5)
Bluegreen Resorts operating profit (5)	$3,381	$14,476	$17,857	20%	($11,317)	$12,947	$1,630	2%

	Nine Months Ended September 30, 2011				Nine Months Ended September 30, 2010
	Traditional Timeshare Business	Fee-Based Services Business	Total	% of System-wide sales of VOIs, net(6)	Traditional Timeshare Business	Fee-Based Services Business	Total	% of System-wide sales of VOIs, net(6)
System-wide sales of VOI’s (1)	$150,755	$77,844	$228,599		$168,185	$56,045	$224,230
Change in sales deferred under timeshare accounting rules	(1,639)	—	(1,639)		(1,660)	—	(1,660)
System-wide sales of VOIs, net (1)	149,116	77,844	226,960	100%	166,525	56,045	222,570	100%
Less: Sales of third-party VOIs	—	(77,844)	(77,844)	(34)	—	(56,045)	(56,045)	(25)
Gross sales of VOIs	149,116	—	149,116	66	166,525	—	166,525	75
Estimated uncollectible VOI notes receivable (2)	(21,521)	—	(21,521)	(14)	(58,050)	—	(58,050)	(35)
Sales of VOIs	127,595	—	127,595	56	108,475	—	108,475	49
Cost of VOIs sold (3)	(32,003)	—	(32,003)	(25)	(32,130)	—	(32,130)	(30)
Gross profit (3)	95,592	—	95,592	75	76,345	—	76,345	70
Fee-based sales commission revenue	—	52,532	52,532	23	—	37,458	37,458	17
Other resort fee-based services revenues	—	53,325	53,325	23	—	50,181	50,181	23
Cost of other resort fee-based services	—	(28,286)	(28,286)	(12)	—	(25,197)	(25,197)	(11)
Net carrying cost of VOI inventory	(9,863)	—	(9,863)	(4)	(7,910)	—	(7,910)	(4)
Selling and marketing expense (4)	(68,514)	(35,767)	(104,281)	(46)	(76,331)	(25,690)	(102,021)	(46)
Resorts G & A expense (4)	(9,372)	(4,893)	(14,265)	(6)	(10,839)	(3,648)	(14,487)	(7)
Bluegreen Resorts operating profit (5)	$7,843	$36,911	$44,754	20%	($18,735)	$33,104	$14,369	6%

(1) Amount for “fee-based services business” represents sales of VOIs made on behalf of third parties, which are transacted as sales of timeshare interests in the Bluegreen Vacation Club and through the same sales and marketing process as the sale of the Company’s VOI inventory as represented under “traditional timeshare business.”

(2) Percentages for estimated uncollectible VOI notes receivable are calculated as a percentage of gross sales of VOIs.

(3) Percentages for cost of VOIs sold and the associated gross profit are calculated as a percentage of sales of VOIs.

(4) Selling and marketing expenses and Resorts G&A expenses are allocated pro rata based on system-wide sales of VOIs, net.

(5) General and administrative expenses attributable to corporate overhead have been excluded from the table. Corporate general and administrative expenses totaled $9.3 million and $7.8 million for the three months ended September 30, 2011 and 2010, respectively, and $28.5 million and $30.1 million for the nine months ended September 30, 2011 and 2010, respectively.

(6) Unless otherwise indicated.

System-wide sales of VOIs rose to $91.0 million in Q3 2011 from $89.5 million in Q3 2010, the result of a higher number of sales transactions, partially offset by a decline in average sales price per transaction. Total VOI sales transactions rose to 7,662 in Q3 2011 from 7,361 in Q3 2010, with a deliberate decrease in Bluegreen VOIs sales transactions (traditional timeshare business) offset by an increase in the number of sales made on behalf of third parties (fee-based services business). Total prospect tours in Q3 2011 rose to 48,773 from 47,750 in Q3 2010, with new prospect tours increasing to 29,125 in Q3 2011 from 28,463 in Q3 2010. Total sale-to-tour conversion ratio in Q3 2011 rose to 15.7% from 15.4% in Q3 2010, and the new prospect sale-to-tour conversion ratio was 11.1% in Q3 2011 compared to 10.1% in Q3 2010. Average sales price per transaction declined to $11,851 for Q3 2011 from $12,240 for Q3 2010.

Charges for estimated uncollectible VOI notes receivable decreased by 68% in Q3 2011 from Q3 2010. The Company updates its estimates of uncollectible VOI notes receivable each quarter, and consequently, the charge against sales in a particular quarter for such uncollectibles may be impacted, favorably or unfavorably, by a change in expected losses on prior periods’ financed sales. In Q3 2010 and, to a lesser extent, in Q3 2011, we increased our allowance for loan losses for loans generated prior to December 15, 2008, the date on which we implemented our FICO score-based credit standards.

As a percentage of system-wide sales of VOIs, net, selling and marketing expenses rose to 45% in Q3 2011 from 42% in Q3 2010, due to the fluctuations in the mix of marketing programs, including a reduced proportion of sales to existing owners, which carry a relatively lower marketing cost, and changes in sales deferred under timeshare accounting rules. Selling and marketing expenses during the nine months ended September 30, 2011 were consistent with such expenses for the nine months ended September 30, 2010, at 46% of system-wide sales in both periods.

Operating profit from the fee-based services business rose to $14.5 million in Q3 2011 from $12.9 million in Q3 2010, reflecting an increase in sales of third-party inventory.

Operating profit at Resorts rose to $17.9 million, or 20% of system-wide sales of VOI’s, net, for Q3 2011 from $1.6 million, or 2% of system-wide sales of VOI’s, net, for Q3 2010. Resorts operating profit for Q3 2010 included the previously discussed non-cash charge to increase the reserve for loan losses on VOI notes receivable generated prior to December 15, 2008, partially offset by the related non-cash reduction of cost of sales.

INTEREST INCOME AND INTEREST EXPENSE

Net interest spread is the excess of interest income primarily earned on $635.9 million of VOI notes receivable held as of September 30, 2011, net of interest expense incurred on $497.0 million of receivable-backed debt and $214.8 million of other debt as of September 30, 2011. Pre-tax income from net interest spread in Q3 2011 was $10.3 million as compared to $11.3 million in Q3 2010, due to the continued decrease in Bluegreen’s VOI notes receivable portfolio, reflecting continuing efforts to increase the amount of sales that are realized in cash, and growth in sales on behalf of fee-based services clients, as such sales typically do not result in a Bluegreen note receivable.

DEFINITIVE MERGER AGREEMENT WITH BFC FINANCIAL CORPORATION

As Bluegreen announced today, it has entered into a definitive merger agreement with BFC Financial Corporation (“BFC”) (Pink Sheets: BFCF.PK) which provides for a merger that will, subject to the terms and conditions of the agreement, result in Bluegreen becoming a wholly-owned subsidiary of BFC.

ABOUT BLUEGREEN CORPORATION

Founded in 1966 and headquartered in Boca Raton, FL, Bluegreen Corporation (NYSE:BXG) is a leading timeshare sales, marketing and resort management company. Bluegreen Resorts manages, markets and sells the Bluegreen Vacation Club, a flexible, points-based, deeded vacation ownership plan with more than 160,000 owners, over 59 owned or managed resorts, and access to more than 4,000 resorts worldwide. Bluegreen also offers a portfolio of comprehensive, turnkey, fee-based service resort management, financial services, and sales and marketing on behalf of third parties. For more information, visit www.bluegreencorp.com.

Statements in this release may constitute forward looking statements and are made pursuant to the Safe Harbor Provision of the Private Securities Litigation Reform Act of 1995. Forward looking statements are based largely on expectations and are subject to a number of risks and uncertainties including, but not limited to, the risks and uncertainties associated with economic, credit market, competitive and other factors affecting the Company and its operations, markets, products and services; risks relating to the merger with BFC, including the potential benefits of the merger and the risk that the merger may not be consummated in accordance with the contemplated terms, including in the contemplated timeframe, or at all; the general risks associated with strategic transactions, including the Company’s decision to sell Bluegreen Communities; additional impairment charges may be required with respect to the assets of Bluegreen Communities; the agreement to sell Bluegreen Communities may not be consummated on the terms of the agreement or at all; the sale of Communities may not result in anticipated improvements in our operating results and financial condition; the Company’s efforts to improve its liquidity through cash sales and larger down payments on financed sales may not be successful; the performance of the Company’s vacation ownership notes receivable may deteriorate, and the FICO® score-based credit underwriting standards may not have the expected effects on the performance of the receivables; the Company may not be in a position to draw down on its existing credit lines or may be unable to renew, extend, or replace such lines of credit; the Company may require new credit lines to provide liquidity for its operations, including facilities to sell or finance its notes receivable; the Company may not be able to successfully securitize additional timeshare loans and/or obtain adequate receivable credit facilities in the future; risks relating to pending or future litigation, regulatory proceedings, claims and assessments; sales and marketing strategies may not be successful; marketing costs may increase and not result in increased sales; sales to existing owners may not continue at current levels or decrease; fee-based service initiatives may not be successful and may not grow or generate profits as anticipated; deferred sales may not be recognized to the extent or at the time anticipated; and the risks and other factors detailed in the Company’s SEC filings, including those contained in the “Risk Factors” sections of such filings.

Condensed Consolidated Statements of Operations

(In 000’s, except per share data)

(Unaudited)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2011	2010	2011	2010
Revenues:
Gross sales of VOIs	$56,658	$72,237	$149,116	$166,525
Estimated uncollectible VOI notes receivable	(10,770)	(33,448)	(21,521)	(58,050)
Sales of VOIs	45,888	38,789	127,595	108,475

Fee-based sales commission revenue	23,460	15,148	52,532	37,458
Other fee-based services revenues	18,838	17,476	53,325	50,181
Interest income	23,533	26,461	71,986	80,878
	111,719	97,874	305,438	276,992
Costs and expenses:
Cost of VOIs sold	11,349	13,696	32,003	32,130
Cost of other resort operations	12,912	11,584	38,149	33,107
Selling, general and administrative expenses	56,098	53,164	149,448	149,191
Interest expense	13,225	15,182	41,746	46,469
Other expense, net	—	2,008	910	2,397
	93,584	95,634	262,256	263,294
Income before non-controlling interest,
provision (benefit) for income taxes and discontinued operations	18,135	2,240	43,182	13,698
Provision (benefit) for income taxes	5,939	(371)	14,650	2,888
Income from continuing operations	12,196	2,611	28,532	10,810
Loss from discontinued operations, net of income taxes	(2,626)	(16,130)	(40,389)	(24,969)
Net income(loss)	9,570	(13,519)	(11,857)	(14,159)
Less: Net income attributable to non-controlling interest	2,520	3,189	5,261	6,097
Net income (loss) attributable to Bluegreen Corporation	$7,050	$(16,708)	$(17,118)	$(20,256)

Income (loss) attributable to Bluegreen Corporation per common share - Basic
Earnings (loss) per share from continuing operations attributable to
Bluegreen shareholders	$0.31	$(0.02)	$0.75	$0.15
Loss per share from discontinued operations	(0.08)	(0.52)	(1.29)	(0.80)
Earnings (loss) per share attributable to Bluegreen shareholders	$0.23	$(0.54)	$(0.55)	$(0.65)

Income (loss) attributable to Bluegreen Corporation per common share - Diluted
Earnings (loss) per share from continuing operations attributable to
Bluegreen shareholders	$0.30	$(0.02)	$0.72	$0.15
Loss per share from discontinued operations	(0.08)	(0.52)	(1.26)	(0.79)
Earnings (loss) per share attributable to Bluegreen shareholders	$0.22	$(0.54)	$(0.54)	$(0.64)

Weighted average number of common shares:
Basic	31,245	31,178	31,211	31,162
Diluted	32,429	31,178	32,156	31,527

Condensed Consolidated Balance Sheets

(In 000’s)

	September 30,	December 31,
	2011	2010
ASSETS	(Unaudited)

Unrestricted cash and cash equivalents	$70,396	$72,085
Restricted cash ($42,932 and $41,243 held by VIEs at September 30, 2011 and December 31, 2010, respectively)	56,521	53,922
Notes receivable including gross securitized notes of and $471,595 $533,479 (net of allowance of $111,820 and $143,160 at September 30, 2011 and December 31, 2010, respectively)	530,206	568,985
Prepaid expenses	8,201	4,882
Other assets	51,940	56,790
Inventory	308,179	337,684
Property and equipment, net	70,739	73,815
Assets held for sale	30,250	87,769
Total assets	$1,126,432	$1,255,932

LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities
Accounts payable	$9,137	$8,243
Accrued liabilities and other	60,464	60,518
Deferred income	24,010	17,550
Deferred income taxes	14,738	25,605
Receivable-backed notes payable - recourse ($17,271 and $22,759 held by
by VIEs at September 30, 2011 and December 31, 2010, respectively)	114,955	135,660
Receivable-backed notes payable - non-recourse (held by VIEs)	382,089	436,271
Lines-of-credit and notes payable	103,981	142,120
Junior subordinated debentures	110,827	110,827
Total liabilities	820,201	936,794

Total shareholders’ equity	306,231	319,138
Total liabilities and shareholders’ equity	$1,126,432	$1,255,932